Exhibit 99.1
FOR IMMEDIATE RELEASE
February 11, 2021
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2021
BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended January 2, 2021. Diluted earnings per share (EPS) from continuing operations for the quarter decreased 98% to $0.02 from $1.17 in the prior-year quarter. Excluding certain items,(1) diluted EPS for the quarter decreased 79% to $0.32 from $1.53 in the prior-year quarter. Results in the quarter ended January 2, 2021 were adversely impacted by the novel coronavirus (COVID-19). The most significant impact was at the Disney Parks, Experiences and Products segment where since late in the second quarter of fiscal 2020, our parks and resorts have been closed or operating at significantly reduced capacity and our cruise ship sailings have been suspended.
“We believe the strategic actions we’re taking to transform our Company will fuel our growth and enhance shareholder value, as demonstrated by the incredible strides we’ve made in our DTC business, reaching more than 146 million total paid subscriptions across our streaming services at the end of the quarter,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “We’re confident that, with our robust pipeline of exceptional, high-quality content and the upcoming launch of our new Star-branded international general entertainment offering, we are well-positioned to achieve even greater success going forward.”

The following table summarizes the first quarter results for fiscal 2021 and 2020 (in millions, except per share amounts):

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Revenues	$16,249	$20,877	(22) %
Income from continuing operations before income taxes	$46	$2,626	(98) %
Total segment operating income(1)	$1,332	$3,996	(67) %
Net income from continuing operations(2)	$29	$2,128	(99) %
Diluted EPS from continuing operations(2)	$0.02	$1.17	(98) %
Diluted EPS excluding certain items(1)	$0.32	$1.53	(79) %
Cash provided by continuing operations	$75	$1,630	(95) %
Free cash flow(1)	$(685)	$292	nm
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 9 through 11.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
The following is a reconciliation of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Income from continuing operations before income taxes	$46	$2,626	(98) %
Add (subtract):
Corporate and unallocated shared expenses	232	237	2%
Restructuring and impairment charges	113	150	25%
Interest expense, net	324	283	(14) %
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	617	700	12%
Total Segment Operating Income	$1,332	$3,996	(67) %
Since late in the second quarter of fiscal 2020 and continuing into fiscal 2021, COVID-19 and measures to prevent its spread have impacted our segments in a number of ways, most significantly at Disney Parks, Experiences and Products. In the current quarter, our theme parks were closed or operating at significantly reduced capacity and cruise ship sailings and guided tours were suspended. In addition, we have delayed, or in some cases, shortened or canceled, theatrical releases, and stage play performances have been suspended. We have experienced disruptions in the production and availability of content, including the cancellation or shift of key live sports programming from fiscal 2020 into fiscal 2021, as well as the suspension of production of most film and television content. Although most film and television production resumed beginning in the fourth quarter of fiscal 2020, we continue to see disruption of film and television production depending on local circumstances. We have incurred, and will continue to incur, additional costs to address government regulations and implement safety measures for our employees, talent and guests. The timing, duration and extent of these costs will depend on the timing and scope of our operations as they resume. We currently estimate these costs may total approximately $1 billion in fiscal 2021. Some of these costs may be capitalized and amortized over future periods.
The most significant impact on operating income in the current quarter from COVID-19 was an estimated detriment of approximately $2.6 billion at the Disney Parks, Experiences and Products segment due to revenue lost as a result of the closures and reduced operating capacities. The impacts of COVID-19 on our Disney Media and Entertainment Distribution segment were less significant. Higher sports programming costs reflecting the shift of key sporting events from prior quarters to the current quarter were largely offset by higher advertising revenue related to broadcast of the events. Lower revenues due to the deferral or cancellation of significant film releases as a result of theater closures were largely offset by the related reduction in film cost amortization, marketing and distribution costs.

The following table summarizes the first quarter segment revenue and segment operating income for fiscal 2021 and 2020 (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Revenues:
Disney Media and Entertainment Distribution	$12,661	$13,297	(5) %
Disney Parks, Experiences and Products	3,588	7,580	(53) %
Total Revenues	$16,249	$20,877	(22) %
Segment operating income (loss):
Disney Media and Entertainment Distribution	$1,451	$1,474	(2) %
Disney Parks, Experiences and Products	(119)	2,522	nm
Total Segment Operating Income	$1,332	$3,996	(67) %
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change
	January 2, 2021	December 28, 2019
Revenues:
Linear Networks	$7,693	$7,536	2%
Direct-to-Consumer	3,504	2,025	73%
Content Sales/Licensing and Other	1,702	3,910	(56) %
Elimination of Intrasegment Revenue(1)	(238)	(174)	(37) %
	$12,661	$13,297	(5) %
Operating income (loss):
Linear Networks	$1,729	$1,808	(4) %
Direct-to-Consumer	(466)	(1,110)	58%
Content Sales/Licensing and Other	188	776	(76) %
	$1,451	$1,474	(2) %
(1) Reflects fees received from other DMED businesses for the right to air the linear networks and related services.

Linear Networks
Linear Networks revenues for the quarter increased 2% to $7.7 billion, and operating income decreased 4% to $1.7 billion. The following table provides further detail of the Linear Networks results (in millions):

	Quarter Ended		Change
	January 2, 2021	December 28, 2019
Supplemental revenue detail
Domestic Channels	$6,070	$5,993	1%
International Channels	1,623	1,543	5%
	$7,693	$7,536	2%
Supplemental operating income detail
Domestic Channels	$1,120	$1,206	(7) %
International Channels	375	388	(3) %
Equity in the income of investees	234	214	9%
	$1,729	$1,808	(4) %
Domestic Channels
Domestic Channels revenues for the quarter increased 1% to $6.1 billion and operating income decreased 7% to $1.1 billion. The decrease in operating income was due to lower results at our cable business, partially offset by an increase at our broadcasting business.
The decrease at cable was due to higher programming and production costs and lower advertising revenue, partially offset by affiliate revenue growth. The increase in programming and production costs was due to the timing of the College Football Playoffs (CFP) relative to our fiscal periods and higher NBA programming costs. The current quarter included six CFP bowl games compared to three in the prior-year quarter. As a result of delays due to COVID-19, four NBA Finals games were played in the current quarter, whereas these games would have normally occurred in the third quarter of the prior year. Lower advertising revenue was due to lower average viewership, partially offset by an increase in rates. Affiliate revenue growth was due to an increase in contractual rates, partially offset by fewer subscribers.
The increase at broadcasting was due to higher political advertising revenue at the owned television stations, partially offset by a decrease at the ABC Television Network. The decrease at the Network was due to lower advertising revenue and higher marketing costs, partially offset by affiliate revenue growth. The decrease in advertising revenue was due to lower impressions, reflecting lower average viewership, and lower rates, partially offset by a benefit from airing New Year’s Rockin’ Eve in the current quarter, whereas in the prior fiscal year it aired in the second quarter. Affiliate revenue growth was due to an increase in contractual rates.
International Channels
International Channels revenues for the quarter increased 5% to $1.6 billion and operating income decreased 3% to $375 million. The decrease in operating income was due to higher programming and production costs and lower affiliate revenue, partially offset by advertising revenue growth and a reduction in non-programming costs. Higher programming and production costs and advertising revenue reflected a shift in the timing of Indian Premier League (IPL) cricket matches from the third quarter of fiscal 2020 to the first quarter of fiscal 2021 as a result of COVID-19. IPL cricket matches generally occur during our third fiscal quarter. The decrease in affiliate revenue was primarily due to channel closures.

Equity in the Income of Investees
Income from equity investees increased $20 million, to $234 million from $214 million, driven by higher income from A+E Television Networks due to higher program sales, partially offset by lower advertising revenue.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 73% to $3.5 billion and operating loss decreased from $1.1 billion to $466 million. The decrease in operating loss was due to improved results at Hulu, and to a lesser extent, at Disney+ and ESPN+.
The increase at Hulu was due to subscriber growth and increased advertising revenues driven by higher impressions, partially offset by an increase in programming and production costs due to higher subscriber-based fees for programming the live television service.
The improvement at Disney+ was driven by an increase in subscribers, partially offset by higher programming and production cost amortization and increased marketing and technology costs. The increases in subscribers and costs reflected the ongoing expansion of Disney+ including launching in additional markets. The current quarter included three months of Disney+ operations whereas the prior-year quarter included two months.
Higher results at ESPN+ were driven by subscriber growth, partially offset by higher sports programming costs.
The following table presents the number of paid subscribers(1) (in millions) for Disney+, ESPN+ and Hulu as of:

	January 2, 2021	December 28, 2019	Change
Disney+(3)	94.9	26.5	>100%
ESPN+	12.1	6.6	83%
Hulu
SVOD Only	35.4	27.2	30%
Live TV + SVOD	4.0	3.2	25%
Total Hulu	39.4	30.4	30%

The following table presents the average monthly revenue per paid subscriber(2) for the quarter ended:

	January 2, 2021	December 28, 2019	Change
Disney+(3) (4)	$4.03	$5.56	(28) %
ESPN+(5)	$4.48	$4.44	1%
Hulu
SVOD Only	$13.51	$13.15	3%
Live TV + SVOD	$75.11	$59.47	26%

(1)A subscriber for which we recognized subscription revenue. A subscriber ceases to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. A subscription bundle is considered a paid subscriber for each service included in the bundle. Subscribers include those who receive the service through wholesale arrangements in which we receive a fee for the distribution of Disney+ to each subscriber to an existing content distribution tier. When we aggregate the total number of paid subscribers across our direct-to-consumer services, whether acquired individually, through a wholesale arrangement or via the bundle, we refer to them as paid subscriptions.

(2)Revenue per paid subscriber is calculated based upon the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. The average revenue per subscriber is net of discounts offered on bundled services. The bundled discount is allocated to each service based on the relative retail price of each service on a standalone basis. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third party platforms like Apple.
(3)Disney+ Hotstar launched on April 3, 2020 and September 5, 2020 in India and Indonesia, respectively, (as a conversion of the preexisting Hotstar service) and is included in the number of paid subscribers and average monthly revenue per paid subscriber. The average monthly revenue per paid subscriber for Disney+ Hotstar is significantly lower than the average monthly revenue per paid subscriber for Disney+ in other markets.
(4)Excludes Premier Access revenue.
(5)Excludes Pay-Per-View revenue.
The average monthly revenue per paid subscriber for Disney+ decreased from $5.56 to $4.03 due to the launch of Disney+ Hotstar.
The average monthly revenue per paid subscriber for ESPN+ increased from $4.44 to $4.48 due to an increase in retail pricing, partially offset by a higher mix of subscribers to the bundled offering available in the U.S.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service increased from $13.15 to $13.51 due to higher per-subscriber advertising revenue, a lower mix of wholesale subscribers and an increase in per-subscriber premium and feature add-on revenue. These increases were partially offset by a higher mix of subscribers to the bundled offering. The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $59.47 to $75.11 due to increases in retail pricing, higher per-subscriber advertising revenue and an increase in per-subscriber premium and feature add-on revenue. These increases were partially offset by a higher mix of subscribers to the bundled offering.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter decreased 56% to $1.7 billion and segment operating income decreased 76% to $188 million. The decrease in operating income was due to lower theatrical, TV/SVOD distribution and home entertainment results.
Theatrical distribution was lower as there were no significant worldwide theatrical releases in the current quarter compared to Frozen II, which was released in the prior-year quarter. The current quarter was negatively impacted by COVID-19 as many theaters globally were either closed or operating at reduced capacity.
Lower TV/SVOD distribution results were driven by the shift from licensing our content to third parties to distribution on our direct-to-consumer services.
The decrease in home entertainment results was due to lower unit sales, partially offset by lower marketing costs. The prior-year quarter reflected the performance of Toy Story 4, The Lion King and Aladdin compared to no significant titles in the current quarter.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter decreased 53% to $3.6 billion, and segment operating results decreased $2.6 billion to a loss of $119 million. Lower operating results for the quarter were due to decreases at both the domestic and international parks and experiences businesses.
As a result of COVID-19, Disneyland Resort was closed and our cruise business was suspended in the current quarter. Disneyland Paris closed on October 30, 2020 and Hong Kong Disneyland Resort closed on December 2, 2020. Walt Disney World Resort and Shanghai Disney Resort were open in the current quarter. Our parks and resorts that were open during the quarter operated at significantly reduced capacities.
At our consumer products business, operating income growth was driven by an increase in games licensing revenue reflecting the release of Marvel’s Spider-Man: Miles Morales.
We estimate the total net adverse impact of COVID-19 on segment operating income in the quarter was approximately $2.6 billion.
The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		% Change Better (Worse)
(in millions)	January 2, 2021	December 28, 2019
Supplemental revenue detail
Parks & Experiences
Domestic	$1,489	$4,939	(70) %
International	378	950	(60) %
Consumer Products	1,721	1,691	2%
	$3,588	$7,580	(53) %
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$(798)	$1,572	nm
International	(262)	51	nm
Consumer Products	941	899	5%
	$(119)	$2,522	nm

OTHER FINANCIAL INFORMATION
Restructuring and Impairment Charges
During the current and prior-year quarters, the Company recorded charges totaling $113 million and $150 million, respectively. The current quarter charges were due to severance. The charges in the prior-year quarter were due to severance in connection with the acquisition and integration of TFCF.
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Interest expense	$(404)	$(362)	(12) %
Interest, investment income and other	80	79	1%
Interest expense, net	$(324)	$(283)	(14) %
The increase in interest expense was due to higher average debt balances, partially offset by lower average interest rates.
Interest income, investment income and other was comparable to the prior-year quarter as higher pension and postretirement benefit costs, other than service cost were offset by higher investment gains.

Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$235	$235	— %
Disney Parks, Experiences and Products	(8)	(3)	>(100) %
Amortization of TFCF intangible assets related to equity investees	(3)	(8)	63%
Equity in the income of investees	$224	$224	— %
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Effective income tax rate - continuing operations	34.8%	17.4%	(17.4)	ppt
The increase in the effective income tax rate was due to higher foreign losses for which we are unable to recognize a tax benefit, partially offset by higher excess tax benefits on employee share-based awards. An excess tax benefit arises when the value of an employee share-based award on the exercise or vesting date is higher than the fair value on the grant date.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Net income from continuing operations attributable to noncontrolling interests	$(1)	$(40)	98%
The decrease in net income from continuing operations attributable to noncontrolling interests was due to lower operating results at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Cash provided by operations	$75	$1,630	$(1,555)
Investments in parks, resorts and other property	(760)	(1,338)	578
Free cash flow(1)	$(685)	$292	$(977)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 9 through 11.

Cash provided by operations for fiscal 2021 decreased by $1.6 billion from $1.6 billion in the prior year to $0.1 billion in the current year. The decrease in cash provided by operations was due to lower segment operating results, partially offset by lower spending for licensed and produced film and television content.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019
Disney Media and Entertainment Distribution	$177	$188
Disney Parks, Experiences and Products
Domestic	336	820
International	183	229
Total Disney Parks, Experiences and Products	519	1,049
Corporate	64	101
Total investments in parks, resorts and other property	$760	$1,338
Capital expenditures decreased from $1.3 billion to $0.8 billion driven by the temporary suspension of certain capital projects as a result of COVID-19.
Depreciation expense was as follows (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019
Disney Media and Entertainment Distribution	$167	$142
Disney Parks, Experiences and Products
Domestic	388	398
International	176	169
Total Disney Parks, Experiences and Products	564	567
Corporate	46	31
Total depreciation expense	$777	$740

NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding the impact of certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating cash flow, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.

Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019
Cash provided by operations - continuing operations	$75	$1,630
Cash used in investing activities - continuing operations	(732)	(1,350)
Cash provided by (used in) financing activities - continuing operations	(333)	1,117
Cash provided by (used in) operations - discontinued operations	9	(19)
Impact of exchange rates on cash, cash equivalents and restricted cash	139	41
Change in cash, cash equivalents and restricted cash	(842)	1,419
Cash, cash equivalents and restricted cash, beginning of period	17,954	5,455
Cash, cash equivalents and restricted cash, end of period	$17,112	$6,874
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended
	January 2, 2021	December 28, 2019	Change
Cash provided by operations - continuing operations	$75	$1,630	$(1,555)
Investments in parks, resorts and other property	(760)	(1,338)	578
Free cash flow	$(685)	$292	$(977)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the first quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended January 2, 2021
As reported	$46	$(16)	$30	$0.02	(98) %
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	617	(144)	473	0.25
Restructuring and impairment charges(5)	113	(28)	85	0.05
Excluding certain items	$776	$(188)	$588	$0.32	(79) %

Quarter Ended December 28, 2019
As reported	$2,626	$(458)	$2,168	$1.17
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	700	(162)	538	0.30
Restructuring and impairment charges(5)	150	(35)	115	0.06
Excluding certain items	$3,476	$(655)	$2,821	$1.53
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $447 million, step-up amortization was $167 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $486 million, step-up amortization was $206 million and amortization of intangible assets related to TFCF equity investees was $8 million.
(5)Charges in the current quarter were primarily due to severance costs in connection with the Company’s fiscal 2021 workforce reduction plan. Charges in the prior-year quarter included severance costs related to the acquisition and integration of TFCF.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 11, 2021, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements such as expected or estimated costs, the future impact of COVID-19 on our businesses, business positioning, expected growth, the future of our business or Company and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations) or other business decisions, as well as from developments beyond the Company’s control, including:
•further changes in domestic and global economic conditions, competitive conditions and consumer preferences;
•health concerns;
•international, regulatory, political, or military developments;
•technological developments;
•labor markets and activities; and
•adverse weather conditions or natural disasters;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•demand for our products and services;
•the performance of the Company’s theatrical and home entertainment releases and other content;
•the advertising market for programming;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2020 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports, including, among others, quarterly reports on Form 10-Q.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	January 2, 2021	December 28, 2019
Revenues	$16,249	$20,877
Costs and expenses	(15,990)	(18,042)
Restructuring and impairment charges	(113)	(150)
Interest expense, net	(324)	(283)
Equity in the income of investees	224	224
Income from continuing operations before income taxes	46	2,626
Income taxes on continuing operations	(16)	(458)
Net income from continuing operations	30	2,168
Loss from discontinued operations, net of income tax benefit of $4 and $7, respectively	(12)	(21)
Net income	18	2,147
Net income from continuing operations attributable to noncontrolling interests	(1)	(40)
Net income attributable to The Walt Disney Company (Disney)	$17	$2,107

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.02	$1.17
Discontinued operations	(0.01)	(0.01)
	$0.01	$1.16
Basic
Continuing operations	$0.02	$1.18
Discontinued operations	(0.01)	(0.01)
	$0.01	$1.17

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,823	1,817
Basic	1,812	1,805
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	January 2, 2021	October 3, 2020
ASSETS
Current assets
Cash and cash equivalents	$17,068	$17,914
Receivables	14,051	12,708
Inventories	1,480	1,583
Content advances	1,423	2,171
Other current assets	852	875
Total current assets	34,874	35,251
Produced and licensed content costs	25,929	25,022
Investments	4,037	3,903
Parks, resorts and other property
Attractions, buildings and equipment	63,017	62,111
Accumulated depreciation	(36,380)	(35,517)
	26,637	26,594
Projects in progress	4,547	4,449
Land	1,079	1,035
	32,263	32,078
Intangible assets, net	18,642	19,173
Goodwill	77,800	77,689
Other assets	8,343	8,433
Total assets	$201,888	$201,549
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$16,846	$16,801
Current portion of borrowings	5,397	5,711
Deferred revenue and other	4,303	4,116
Total current liabilities	26,546	26,628
Borrowings	52,878	52,917
Deferred income taxes	7,201	7,288
Other long-term liabilities	17,205	17,204
Commitments and contingencies
Redeemable noncontrolling interests	9,330	9,249
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	54,663	54,497
Retained earnings	38,456	38,315
Accumulated other comprehensive loss	(8,141)	(8,322)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	84,071	83,583
Noncontrolling interests	4,657	4,680
Total equity	88,728	88,263
Total liabilities and equity	$201,888	$201,549

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	January 2, 2021	December 28, 2019
OPERATING ACTIVITIES
Net income from continuing operations	$30	$2,168
Depreciation and amortization	1,298	1,299
Net gain on investments	(80)	3
Deferred income taxes	(105)	534
Equity in the income of investees	(224)	(224)
Cash distributions received from equity investees	193	219
Net change in produced and licensed content costs and advances	771	(77)
Net change in operating lease right of use assets / liabilities	36	(2)
Equity-based compensation	134	115
Other	90	66
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(1,324)	(1,424)
Inventories	94	81
Other assets	(136)	(158)
Accounts payable and other liabilities	(642)	(714)
Income taxes	(60)	(256)
Cash provided by operations - continuing operations	75	1,630

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(760)	(1,338)
Other	28	(12)
Cash used in investing activities - continuing operations	(732)	(1,350)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	(179)	1,172
Borrowings	1	51
Reduction of borrowings	(139)	(46)
Proceeds from exercise of stock options	209	126
Other	(225)	(186)
Cash provided by (used in) financing activities - continuing operations	(333)	1,117

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by (used in) operations - discontinued operations	9	(19)

Impact of exchange rates on cash, cash equivalents and restricted cash	139	41

Change in cash, cash equivalents and restricted cash	(842)	1,419
Cash, cash equivalents and restricted cash, beginning of period	17,954	5,455
Cash, cash equivalents and restricted cash, end of period	$17,112	$6,874

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601